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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 3 to Form F-1 (Registration No. 143481) of our report dated April 25, 2007 except for Note 18 (c) as to which the date is May 7, 2007, Note 18 (e) as to which the date is May 15, 2007, and Note 18 (d) as to which the date is May 17, 2007 relating to the consolidated financial statements of Paragon Shipping Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
June 21, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM